                                                                    EXHIBIT 10.1

                                 Description of
                                MicroIslet, Inc.
                           Performance Cash Bonus Plan
                              Adopted July 1, 2004


Certain executive officers of MicroIslet, Inc., designated by the Compensation Committee, are eligible to participate in the Performance Cash Bonus Plan based on an evaluation of specific performance goals and accomplishments by the Compensation Committee. Eligible executive officers will submit written goals and performance measures to the Compensation Committee for approval each calendar year. After the conclusion of each calendar year, the Compensation Committee will evaluate the approved performance measures and determine the payment amount for each eligible executive officer, ranging from no bonus up to the Maximum Bonus Target (defined in footnote 1 below), depending on the Compensation Committee's evaluation.

For the 2004 calendar year, the following executive officers are eligible for the Performance Cash Bonus Plan:


Executive                                     Maximum Bonus       Current Annual
---------                                     -------------       --------------
                                              Target Rate(1)      Salary
                                              --------------      ------
Hartoun Hartounian, Ph.D.
President  & Chief Operating Officer               40%               $250,000

William G. Kachioff, Vice President,
Finance & Chief Financial Officer                  20%               $180,000


(1) The Maximum Bonus Target Rate multiplied by the executive's annual salary rate at December 31 of each year represents the Maximum Bonus Target under the Performance Cash Bonus Plan.